Exhibit 99.1

MCEWEN MINING REPORTS Q1 PRODUCTION RESULTS,

ROYALTY ACQUISITION

TORONTO, Apr. 19, 2016 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to announce production highlights of the first quarter 2016 and one acquisition.

Highlights

•                  Total production in Q1 was 37,958 gold equivalent ounces(1), a 14% increase over Q1 2015.

•                  Increased production guidance for 2016 to 144,000 gold equivalent ounces.

•                  Acquired the Net Smelter Return (NSR) royalty on our El Gallo Mine and El Gallo Silver deposit.

•                  Strong balance sheet: $43 million(2) in liquid assets and no debt!

El Gallo Mine, Mexico — A Record Quarter

In Q1 the mine produced 20,101 gold equivalent ounces, compared to 15,391 gold equivalent ounces during same period in 2015. Production in Q1 set a new quarterly record as a result of processing higher grade ore stockpiled in the previous quarter. Production in subsequent quarters is expected to be lower as the influence of higher grade ore diminishes during the year. Full year guidance for El Gallo in 2016 is now increased to 55,000 gold equivalent ounces. The 2016 exploration budget for Mexico is $4 million.

Today we acquired the existing tiered NSR royalty (the “Royalty”) on the El Gallo Mine, currently paying 3.5% of gross revenue less allowable deductions. The purchase price consisted of a $5.25 million payment on closing and a conditional deferred payment of $1 million to be made on June 30, 2018. The Royalty ceased being payable at the end of February 2016. This transaction will enhance the future profitability of the El Gallo Mine and removes a royalty burden on existing and potentially new deposits inside the Royalty’s area of influence, including the El Gallo Silver deposit.

San José Mine, Argentina (49%)(3)

Our attributable production from San José in Q1 was 8,960 gold ounces and 667,319 silver ounces, for a total of 17,857 gold equivalent ounces. Compared to Q1 2015, gold and silver production was down 5% and up 4% respectively. Q1 production is typically lower than other quarters due to mill shutdown and maintenance over the holidays.

Full year production guidance for San José in 2016 is 45,000 gold ounces and 3.3 million silver ounces, for a total of 89,000 gold equivalent ounces attributable to us. The 2016 exploration budget is $4.5 million.

Nevada Exploration

Exploration drilling is planned to begin on the newly acquired Afgan-Kobeh property in mid-May. The primary objective of this drilling is to expand the size of the existing resource.

Financial Results

Operating costs for the quarter ended March 31st, 2016 will be released with our Quarterly Financial Statements in early May.

ABOUT MCEWEN MINING (www.mcewenmining.com)

McEwen Mining’s goal is to qualify for inclusion in the S&P 500 Index by creating a high growth, profitable gold and silver producer focused in the Americas and Europe. McEwen Mining’s principal assets consist of the San José Mine in Santa Cruz, Argentina (49% interest), the El Gallo Mine and El Gallo Silver project in Sinaloa, Mexico, the Gold Bar project in Nevada, USA, and the Los Azules copper project in San Juan, Argentina.

McEwen Mining has total of 298 million shares outstanding. Rob McEwen, Chairman and Chief Owner, owns 25% of the Company.

Footnotes:

(1)         ‘Gold Equivalent Ounces’ are calculated based on a 75:1 silver to gold ratio.

(2)         Figures updated as of April 18, 2016. Includes cash, cash equivalents and precious metals at market. Net of royalty disclosed herein.

(3)         The San José Mine is owned by Minera Santa Cruz S.A., which is a joint venture 49% owned by McEwen Mining Inc. and 51% owned and operated by Hochschild Mining plc.

RELIABILITY OF INFORMATION REGARDING THE SAN JOSÉ MINE

Minera Santa Cruz S.A. (“MSC”), the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

TECHNICAL INFORMATION

The technical contents of this news release has been reviewed and approved by Nathan M. Stubina, Ph.D., P.Eng., FCIM, Managing Director and a Qualified Person as defined by Canadian Securities Administrator National Instrument 43-101 “Standards of Disclosure for Mineral Projects”.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. The Company’s dividend policy will be reviewed periodically by the Board of Directors and is subject to change based on certain factors such as the capital needs of the Company and its future operating results. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

CONTACT INFORMATION:

Mihaela Iancu	Christina McCarthy	150 King Street West
Investor Relations	Director of Corporate Development	Suite 2800,P.O. Box 24
(647) 258-0395 ext 320	(647) 258-0395 ext 390	Toronto, Ontario, Canada
info@mcewenmining.com	corporatedevelopment@mcewenmining.com	M5H 1J9
(866) 441-0690

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